Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Reebonz Holding Limited on Form F-1, File No. 333-229839, of our report dated March 29, 2018, with respect to our audit of the financial statements of Draper Oakwood Technology Acquisition, Inc. as of December 31, 2017 and for the period from April 27, 2017 (inception) through December 31, 2017, and our report dated September 17, 2018, with respect to our audit of DOTA Holdings Limited for the period from July 27, 2018 (inception) through August 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 14, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 15, 2019